                  SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           The Gillette Company
             (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(1), 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 1) Title of each class of securities to which transaction applies:


 2) Aggregate number of securities to which transactions applies:


 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


 4) Proposed maximum aggregate value of transaction:


 5) Total fee paid:


[ ] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1) Amount Previously Paid: $125


 2) Form, Schedule or Registration Statement No.: Preliminary Proxy Statement


 3) Filing Party: The Gillette Company


 4) Date Filed: February 17, 1995

       THE                   ALFRED M. ZEIEN          Prudential Tower Building
[LOGO] GILLETTE              Chairman of the Board    Boston, MA 02199
       COMPANY
World-Class Brands, Products, People

March 16, 1995


Gillette Stockholders:

You are cordially invited to attend the 1995 Annual Meeting of the stockholders of The Gillette Company to be held at 10:00 a.m. on Thursday, April 20, 1995, at the John F. Kennedy Library and Museum, Columbia Point, Boston, Massachusetts.

At the meeting, we will vote on the proposals described in the accompanying Notice and Proxy Statement. We will also report to you on the operations of the Company. You will have the opportunity to ask questions about the business that may be of general interest to stockholders.

Your vote is important regardless of how many shares you own. Please take a few minutes now to review the proxy statement and to sign and date your proxy and return it in the envelope provided. You may attend the meeting and vote in person even if you have previously returned your proxy.

I look forward to seeing you at the meeting.


Very truly yours,

/s/A. M. Zeien

       THE                                            Prudential Tower Building
[LOGO] GILLETTE                                       Boston, MA 02199
       COMPANY
World-Class Brands, Products, People

NOTICE OF ANNUAL MEETING OF THE STOCKHOLDERS

The 1995 Annual Meeting of the stockholders of The Gillette Company will be held at the John F. Kennedy Library and Museum, Columbia Point, Boston, Massachusetts, on Thursday, April 20, 1995, at 10:00 a.m. for the following purposes:

   1. To elect four directors for terms to expire at the 1998 Annual Meeting of the stockholders.

   2. To elect a director to the class of directors whose term expires at the 1997 Annual Meeting of the stockholders.

   3. In connection with a proposed 2-for-1 stock split, in the form of a 100% common stock dividend, to vote on the approval of an amendment to the Certificate of Incorporation to increase the Authorized $1 par value common stock from 580,000,000 shares to 1,160,000,000 shares, as described in the accompanying proxy statement.

   4. To vote on the proposed amendment of the 1971 Stock Option Plan, as described in the accompanying proxy statement.

   5. To vote on the approval of the appointment of auditors for the year 1995.

   6. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

The Board of Directors has fixed the close of business on March 1, 1995, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at the above address.

If you indicate that you plan to attend the meeting by marking the appropriate space on the proxy card, an admission ticket will be sent approximately one week in advance of the meeting. You should bring a form of personal identification to the meeting with you. If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.


By order of the Board of Directors
Jill C. Richardson, Secretary

Boston, Massachusetts
March 16, 1995

       THE                                            Prudential Tower Building
[LOGO] GILLETTE                                       Boston, MA 02199
       COMPANY
World-Class Brands, Products, People

March 16, 1995
PROXY STATEMENT

INTRODUCTION
This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for the 1995 Annual Meeting of the stockholders of the Company on April 20, 1995. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are being mailed to stockholders on or about March 16, 1995. You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, The First National Bank of Boston, P.O. Box 471, Boston, Massachusetts 02102-9901 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

The enclosed proxy will also serve as a confidential voting instruction with respect to the Company's employees' savings plans, Employee Stock Ownership Plan ("ESOP") and Global Employee Stock Ownership Plan ("GESOP"). If voting instructions have not been received from a participant by April 12, 1995, the shares allocated to the participant's account(s) and ESOP and GESOP shares that have not been allocated to participant accounts will be voted on each issue in proportion to the shares as to which voting instructions have been returned by other participants of each respective plan.

1. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE AT THE 1998 ANNUAL MEETING OF THE STOCKHOLDERS
At the meeting, four directors, Wilbur H. Gantz, Richard R. Pivirotto, Juan M. Steta and Alfred M. Zeien, are to be elected to serve for terms that expire at the 1998 Annual Meeting of the stockholders. Mr. Zeien has agreed, at the request of the Board of Directors, to remain as Chairman and Chief Executive Officer beyond his normal retirement date of March 1, 1995. Information regarding the Board's four nominees for directors to this class is set forth at page 2.

The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. If any nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote for the remaining Board nominees and, unless the number of directors is reduced by the Board of Directors, for such other person as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS FOR TERMS TO EXPIRE AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.


2. ELECTION OF A DIRECTOR FOR A TERM TO EXPIRE AT THE 1997 ANNUAL MEETING OF THE STOCKHOLDERS
At the meeting, Mr. Hawley, Executive Vice President of the Company, is to be elected to serve for a term that expires at the 1997 Annual Meeting of the stockholders. The Board of Directors intends to elect Mr. Hawley President and Chief Operating Officer on April 20, 1995, subject to his election as a director. Additional information regarding Mr. Hawley, the Board's nominee to this class, is set forth at page 4.


The accompanying proxy will be voted for the election of the Board's nominee unless contrary instructions are given. If the nominee is unable to serve, which is not anticipated, the persons named as proxies intend, unless the number of directors is set to reflect that development by the Board of Directors, to vote for such other person as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF A DIRECTOR FOR A TERM TO EXPIRE AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.
Information regarding the seven directors whose terms expire in 1996 and 1997 is set forth at pages 3 and 4.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERMS TO EXPIRE AT THE 1998 ANNUAL MEETING OF THE STOCKHOLDERS

- -----------   WILBUR H. GANTZ                                Director since 1992
              Mr. Gantz, 57 years of age, is President,  Chief Executive Officer
Picture       and a director of PathoGenesis  Corporation,  a  biopharmaceutical
Wilbur H.     company. He served as President of Baxter  International,  Inc., a
Gantz         manufacturer  and marketer of health care  products,  from 1987 to
              1992.  He  joined  Baxter  International,  Inc.  in 1966  and held various management positions prior to becoming its Chief Operating
              Officer in 1983.  Mr.  Gantz is a director  of W.W.  Grainger  and
              Company; Bank of Montreal;  Harris Bankcorp;  and Harris Trust and
- -----------   Savings Bank.

- -----------   RICHARD R. PIVIROTTO                           Director since 1980
              Mr.  Pivirotto,  64 years  of age,  is  President  of  Richard  R.
 Picture      Pivirotto  Co., Inc., a management  consulting  firm. He served as
 Richard R.   President of Associated Dry Goods Corporation, a retail department
 Pivirotto    store  chain,  from 1972 to 1976 and as  Chairman  of its Board of
              Directors  from 1976 to February 1981. He is a director of General
              American Investors  Company,  Inc.;  Immunomedics,  Inc.; New York
- -----------   Life Insurance Company; and Westinghouse Electric Corporation.

- -----------   JUAN M. STETA                                  Director since 1987
              Mr. Steta,  68  years  of  age,  is of  counsel to the law firm of
 Picture      Santamarina  y  Steta,  Mexico City, which is engaged in a general
 Juan M.      business practice.  He  joined  the  firm  in 1949,  was elected a
 Steta        partner  in  1956  and  served in that capacity until 1992.  He is
              Chairman of the Board of Quimicos y Derivados and  T & N de Mexico
              and is a director of several other Mexican corporations, including
              General Motors de Mexico,  B.I.P. Plastics and Grupo IDESA.  He is
- -----------   also a director of Barnes Group Inc. in Bristol, Connecticut.

- -----------   ALFRED M. ZEIEN                                Director since 1980
              Mr.  Zeien,  65 years of age,  is  Chairman of the Board and Chief
Picture       Executive  Officer.  He joined  the  Company in 1968 and served as
Alfred        Chairman  of the  Board  of  Management  of Braun  AG, a  Gillette
M. Zeien      subsidiary,  from  1976  to 1978  and as  Senior  Vice  President,
              Technical  Operations,  from  1978 to 1981.  He was  elected  Vice
              Chairman of the Board in 1981. In that capacity,  he served as the
              Company's  senior  technical  officer and headed the new  business
- -----------   development   group   until   November   1987,   when  he  assumed
              responsibility  for  Gillette  International  and the  Diversified
              Companies. He was elected President and Chief Operating Officer in
              January 1991 and Chairman and Chief Executive  Officer in February
              1991. Mr. Zeien is a director of Bank of Boston  Corporation;  The
              First National Bank of Boston; Massachusetts Mutual Life Insurance
              Company;  Polaroid  Corporation;  Raytheon  Company;  and Repligen
              Corporation.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRE AT THE 1996 ANNUAL MEETING OF THE STOCKHOLDERS

- -----------   WARREN E. BUFFETT                             Director since 1989
              Mr.  Buffett,  64 years of age, is Chairman of the Board and Chief
Picture       Executive Officer of Berkshire Hathaway Inc., a company engaged in
Warren E.     a number of diverse  business  activities,  the most  important of
Buffett       which is the property and casualty  insurance  business.  Prior to assuming  those  positions  in 1970,  he was a general  partner of
              Buffett Partnership, Ltd. He is a director of Capital Cities/ ABC,
- -----------   Inc., The Coca-Cola Company, Salomon Inc. and USAir Group.


- -----------   MICHAEL B. GIFFORD                             Director since 1993
              Mr.  Gifford,  59 years of age,  is  Managing  Director  and Chief
 Picture      Executive of The Rank Organisation Plc, London, England, a leisure
 Michael B.   and  entertainment  company.  He has served in that capacity since
 Gifford      1983. He was Finance  Director of Cadbury  Schweppes plc from 1978 to 1983 and Chief  Executive of Cadbury  Schweppes  Australia from
 -----------  1975 to 1978. He is also a director of English China Clays plc.



- -----------   CAROL R. GOLDBERG                              Director since 1990
              Mrs.  Goldberg,  63 years of age, is President of The Avcar Group,
 Picture      Ltd., a management  consulting  firm.  She was President and Chief
 Carol R.     Operating  Officer of The Stop & Shop  Companies,  Inc.,  a retail
 Goldberg     store chain, from 1985 to 1989. She joined Stop & Shop in 1959 and served in various  management  positions  prior to her election as
              Executive Vice President and Chief Operating  Officer in 1982. She
              served as a director of that Company  from 1972 to 1989.  She also
- -----------   serves as a  director  of  America  Service  Group,  Inc.,  Boston
              Municipal Research Bureau and the Kennedy Library Foundation.

- -----------   JOSEPH E. MULLANEY                             Director since 1990
              Mr. Mullaney,  61 years of age, is Vice Chairman of the Board.  He
Picture       joined the Company in 1972 as  Associate  General  Counsel and was
Joseph E.     elected General  Counsel in 1973,  Vice President in 1975,  Senior
Mullaney      Vice President with  responsibilities  for legal and  governmental affairs in 1977 and Vice Chairman in 1990. He serves as a director of Boston  Municipal  Research  Bureau,  the Greater  Boston Legal
              Services Corporation,  the Greater Boston Chamber of Commerce, the
              New England  Legal  Foundation  and the World  Affairs  Council of
- -----------   Boston.  He is also a  member  of the  Board  of  Trustees  of the
              Massachusetts Taxpayers Foundation, Inc.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRE AT THE 1997 ANNUAL MEETING OF THE STOCKHOLDERS

- -----------   HERBERT H. JACOBI                              Director since 1981
              Mr.  Jacobi,  60 years of age,  has been  Chairman of the Managing
Picture       Partners of Trinkaus & Burkhardt,  a German bank,  since 1981. The
Herbert H.    Bank is affiliated  with  Britain's  Midland Bank plc, a member of
Jacobi        the  Hongkong  Bank Group.  He was a managing  partner of Berliner
              Handels-  und  Frankfurter  Bank  from  1977  until  1981  and  an
              Executive  Vice  President  of Chase  Manhattan  Bank from 1975 to
              1977. Mr. Jacobi is a director of Amtrol,  Inc.; Atlanta AG; Braun
- -----------   AG, a Gillette  subsidiary;  and  Midland  Bank plc.  He is also a member of the Partnership Council of Freshfields, a U.K. law firm, and Vice Chairman of Midland Bank France S.A. He is President of the Northrhine-Westfalia Stock Exchange in Duesseldorf and a director of Deutsche Boerse AG in Frankfurt.

- -----------   ALEXANDER B. TROWBRIDGE                        Director since 1990
              Mr. Trowbridge,  65 years  of  age,  is  President  of  Trowbridge
Picture       Partners Inc.,   a management consulting firm. He was President of
Alexander B.  National  Association  of  Manufacturers,  a  trade  organization,
Trowbridge    from 1980  through 1989.   He was Vice Chairman of Allied Chemical
              Corporation  (now Allied-Signal Corporation)  from  1976  to 1980,
              President of  The  Conference  Board,  Inc.  from  1970  to  1976,
              President of American  Management  Association  from 1968  to 1970
- -----------   and U.S. Secretary of Commerce from 1967 to 1968.   Mr. Trowbridge
              is  a   director  of  Harris  Corporation;  ICOS Corporation;  New
              England Mutual  Life  Insurance  Company;   PHH Corporation;   The
              Rouse  Company;  The Sun Company, Inc.;   SunResorts International
              N.A. Ltd.;   E.M. Warburg  Pincus  Counsellors  Funds;   and  WMX
              Technologies  Inc.   He is a charter trustee of Phillips  Academy,
              Andover.

- -----------   JOSEPH F. TURLEY                               Director since 1980
              Mr.  Turley,  69 years of age, was President  and Chief  Operating
Picture       Officer of the Company until his retirement in 1988. He joined the
Joseph F.     Company  in 1960 and served as  General  Manager  of the  Gillette
Turley        subsidiary  in Spain,  as President of Gillette  Canada and,  from
              1971 to 1976,  as President of the Safety Razor  Division.  He was
              Executive  Vice President in charge of Gillette North America from
- -----------   1976  to  February  1981,  when  he  became  President  and  Chief
              Operating Officer.  Mr. Turley is a director of Copley Properties,
              Inc. and EG&G, Inc., and is a trustee of five groups of mutual funds sponsored by New England Mutual Life Insurance Company.


NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS
FOR A TWO-YEAR TERM TO EXPIRE AT THE 1997 ANNUAL MEETING OF THE STOCKHOLDERS


- -----------   MICHAEL C. HAWLEY
              Mr.  Hawley,  57 years of age, is Executive  Vice President of the
Picture       Company's  International  Group. He joined the Company in 1961 and
Michael C.    in 1965  transferred  to Gillette Hong Kong as Manager of the unit
Hawley        responsible  for United  States  Military PX and  domestic  market sales in East Asian  countries.  In 1969, Mr. Hawley had sales and marketing assignments in Gillette Canada. From 1970 to 1972 he was
- -----------   Business  Development  Manager for Gillette  International  in the
              United Kingdom where he worked with R&D on advanced shaving systems. He served as General Manager of Gillette Colombia from 1972 to 1976. He was then Group General Manager of the Asia-
              Pacific Group, based in Sydney, Australia until 1985 when he was elected a Corporate Vice President responsible for all blade, razor and writing instrument engineering, including initial Sensor production lines, as well as technical support for Gillette factories worldwide. He served as President of Oral-B Laboratories from June 1989 until November 1993, when he was elected Executive
              Vice President, International Group.

BOARD  MEETINGS
The Board of Directors held ten meetings in 1994.

COMMITTEES OF THE BOARD
The Board of Directors has the following standing committees, which are composed entirely of directors who are not employees of the Company, except that the Chief Executive Officer is an ex officio member of the Executive Committee.

Audit Committee
The members are Mr. Steta (Chairman), Mr. Buffett, Mr. Gifford, Mrs. Goldberg and Mr. Turley.

The Audit Committee recommends the appointment of the Company's independent auditors, meets with the auditors to review their report on the financial operations of the business, and approves the audit services and any other services to be provided. It reviews the Company's internal audit function and the performance and adequacy of the Company's benefit plan fund managers. It also reviews compliance with the Company's statement of policy as to the conduct of its business. Four meetings of the Committee were held in 1994.

Executive Committee
The members are Mr. Buffett (Chairman), Mrs. Goldberg, Mr. Steta, Mr. Turley and Mr. Zeien.

The Executive Committee, acting with the Finance Committee, reviews and makes recommendations on significant capital investment proposals. It is also available to review and make recommendations to the Board with respect to the nature of the business, plans for future growth, senior management succession and stockholder relations. The Committee has the added functions of reviewing the composition and responsibilities of the Board and its committees and recommending to the Board nominees for election as directors. It will consider nominations by stockholders, which should be submitted in writing to the Chairman of the Committee in care of the Secretary of the Company. Ten meetings of the Committee were held in 1994.

Finance Committee
The members are Mr. Jacobi (Chairman), Mr. Gantz, Mr. Gifford, Mr. Pivirotto and Mr. Trowbridge.

The Finance Committee reviews and makes recommendations with respect to the Company's financial policies, including cash flow, borrowing and dividend policy and the financial terms of acquisitions and dispositions. Acting with the Executive Committee, it reviews and makes recommendations on significant capital investment proposals. Nine meetings of the Committee were held in 1994.

Personnel  Committee
The members are Mr. Pivirotto (Chairman), Mr. Gantz, Mr. Jacobi and Mr. Trowbridge.

The Personnel Committee reviews and makes recommendations to the management or Board on personnel policies and plans or practices relating to compensation. It also administers the Company's executive incentive compensation plans and approves the compensation of all officers and certain other senior executives. Nine meetings of the Committee were held in 1994.


OUTSTANDING  VOTING  SECURITIES
On March 1, 1995, the record date for the 1995 Annual Meeting of the stockholders, there were outstanding and entitled to vote 221,523,587 shares of the $1 par value common stock of the Company, entitled to one vote per share, and 162,823 shares of Series C ESOP Convertible Preferred Stock, entitled to 20 votes per share. The holders of the Company's common and preferred stock vote together as one class on all matters being submitted to a vote of the stockholders at the 1995 Annual Meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of March 1, 1995, Berkshire Hathaway Inc., located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, beneficially owned, through six insurance subsidiaries, 24,000,000 shares, which constitute 10.8% of the outstanding common stock of the Company and 10.7% of the votes entitled to be cast by the holders of the outstanding voting securities of the Company. One of the six Berkshire Hathaway Inc. subsidiaries, National Indemnity Company, 3024 Harney Street, Omaha, Nebraska 68131, owned directly 15,000,000 of the 24,000,000 shares, or 6.8% of the outstanding common stock and 6.7% of the votes entitled to be cast by the holders of the outstanding voting securities of the Company. The capital stock of Berkshire Hathaway Inc. is beneficially owned approximately 41.6% by Mr. Buffett and a trust of which he is trustee but in which he has no economic interest and 3.2% by his wife, Susan T. Buffett.

As of March 1, 1995, State Street Bank and Trust Company, P.O. Box 5259, Boston, Massachusetts 02101 ("State Street") held as Trustee of The Gillette Company Employee Stock Ownership Plan on behalf of Plan participants, 162,823 shares of Series C ESOP Convertible Preferred Stock which represent 100% of that class and 1.4% of the votes entitled to be cast by the holders of the Company's outstanding voting securities. State Street exercises shared voting and dispositive power over the shares.


The following table sets forth the number of Gillette shares beneficially owned on March 1, 1995, by (i) each director, (ii) each of the executive officers named in the Summary Compensation Table at page 13 and (iii) all directors and current executive officers as a group. All individuals listed in the table have sole voting and investment power over the shares reported as owned, except as otherwise stated.




                                                                          Unrestricted
                                                                       Stock Beneficially
                                                     Title of           Owned, Excluding         Option Shares Exercisable
       Name                                          Class<F1>               Options                   Within 60 days
       ----                                          --------          -------------------       ------------------------
  Warren E. Buffett                                   Common                    24,000,224<F2>              3,000
  Wilbur H. Gantz                                     Common                         1,924                  3,000
  Michael B. Gifford                                  Common                           523                  2,000
  Carol R. Goldberg                                   Common                         1,424<F3>              3,000
  Michael C. Hawley                                   Common                        26,421<F4>             54,000
                                                  Series C Pfd.                         13                   --
  Herbert H. Jacobi                                   Common                         4,058                  3,000
  Jacques Lagarde                                     Common                         6,090<F4>             97,500
                                                  Series C Pfd.                         11                   --
  Joseph E. Mullaney                                  Common                        50,504<F4>             91,500
                                                  Series C Pfd.                         11                   --
  Robert J. Murray                                    Common                        32,766<F4>            136,800
                                                  Series C Pfd.                         11                   --
  Richard R. Pivirotto                                Common                         1,823                  3,000
  Juan M. Steta                                       Common                         5,442<F5>              3,000
  Alexander B. Trowbridge                             Common                           724                  2,800
  Joseph F. Turley                                    Common                        77,395                  3,000
  Alfred M. Zeien                                     Common                       344,889<F4>            245,000
                                                  Series C Pfd.                         11                   --
  All directors and current executive officers        Common                    24,619,629<F4>            762,700
    as a group                                    Series C Pfd.                        103                   --

<F1>Except  as  indicated  in  note  (2)  below,  the  total  number  of  shares beneficially owned in each class constitutes less than 1% of the outstanding shares in that class.

<F2>Owned by insurance  subsidiaries of Berkshire Hathaway Inc., a company which
    Mr. Buffett may be deemed to control. Mr. Buffett shares voting and investment power over the shares, which represent 10.8% of the outstanding common stock, as described above.
<F3>Mrs.  Goldberg  has no voting  and  investment  power over 200 of the shares reported as owned and disclaims beneficial ownership with respect to those shares.
<F4>Includes common shares held under the Company's  Employees'  Savings Plan as follows: Mr. Hawley 26,421 shares; Mr. Lagarde 6,090 shares; Mr. Mullaney 15,737 shares; Mr. Murray 15,273 shares; Mr. Zeien 87,155 shares; and the total of all employee directors and all current executive officers, including the named current executive officers, as a group 171,874 shares. Under the Employees' Savings Plan and ESOP, participants may direct the voting of shares held in their accounts in accordance with the shared voting procedure described at page 1 and share investment power with the plans' trustees in accordance with the terms of the plans. In addition, Mr. Mullaney shares voting and investment power over 10,476 of the common shares reported as owned by him; Mr. Murray has no voting and investment power over 302 of the shares reported as owned by him and disclaims beneficial ownership with regard to those shares; one executive officer shares voting and investment power over 20,883 of the total number of common shares reported as owned by the group; and certain executive officers have no voting and investment power over 15,932 of the common shares reported as owned by the group and disclaim beneficial ownership with respect to those 15,932 shares.
<F5>Mr. Steta has no voting and investment power over 900 of the shares reported as owned by him and disclaims beneficial ownership with respect to those shares.


CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS
Berkshire Hathaway Inc. and the Company continue to be subject to their agreement of July 20, 1989. Management, after consultation with legal and financial advisors, determined that the terms of the agreement, as described below, were fair to the Company.

The agreement provides that, without the approval of the Company's Board of Directors, until July 20, 1999, Berkshire Hathaway Inc. will not acquire shares giving it a total of more than 14.1% of the voting power of the Company's outstanding voting securities (other than through the exercise of rights, warrants or convertible securities received by Berkshire Hathaway Inc. with respect to its common stock) or become a participant in a proxy solicitation or a member of another group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 with respect to the Company.

Berkshire Hathaway Inc. also remains subject to its agreement to use its best efforts not to knowingly sell securities representing more than 3% of the voting power of the Company's outstanding voting securities to any one entity or group except in certain specified circumstances related to a change in control of the Company, and to give the Company certain rights of first refusal in the event of sales of the Company's voting securities by Berkshire Hathaway Inc. If the Company does not exercise its right of first refusal, Berkshire Hathaway Inc. has the right to have the Company register, either in its entirety or in increments of $100,000,000 or more from time to time, one or more public offerings of the Gillette common stock held by Berkshire Hathaway Inc.

While Berkshire Hathaway Inc. owns at least 5% of the voting power of the Company's securities, the Company's directors will also continue to be subject to their agreement to use their best efforts to secure the election to the Board by the shareholders of Mr. Buffett or such other individual reasonably acceptable to the Company as Berkshire Hathaway Inc. might nominate.

Fees paid during 1994 to the law firm of Santamarina y Steta, of which Mr. Steta is of counsel, are reported under Compensation of Directors on page 8.

COMPENSATION OF DIRECTORS
Directors who are not employees of the Company or its subsidiaries are paid an annual Board retainer fee of $25,000 plus a fee of $1,000 for attendance at each meeting of the Board of Directors or of its committees. Under the Outside Directors' Stock Ownership Plan one half of all annual Board retainer fees is paid in common stock of the Company. Committee Chairmen receive an additional retainer of $3,000 a year. The directors may defer payment of all or any portion of cash retainers or fees until after retirement or resignation from the Board or until an earlier change in control. Deferred amounts accrue interest equivalents. Upon the death of a director, any unpaid amounts become payable in a lump sum.

Directors who are not employees of the Company or its subsidiaries also may be paid for service as directors of Company subsidiaries. During 1994 Mr. Jacobi received standard outside director fees totaling $10,481 for his services as a director of Braun AG.

Each non-employee director receives an automatic stock option grant, effective two business days following the date of the annual meeting of the stockholders, to purchase 1,000 shares of the common stock of the Company at a price equal to the fair market value on the date of grant. In 1994 the grants were made on April 25 at a price of $66.94 per share. Options granted to non- employee directors are designated as non-ISO's, the terms of which are generally similar to those granted to employees, which are described at page 15.

A director who has attained age 70 cannot stand for reelection to the Board. Directors who have served as Board members for five or more years receive an annual retirement benefit which is equal to the annual retainer in effect when they leave the Board and is payable for a period equal to their years of service. No credit is given for service as a director while an employee of the Company. Payment of the benefit commences when service ends, or at age 65 if a director leaves the Board at an earlier age. Upon the death of a director, the present value of any unpaid amount becomes payable in a lump sum. In the event of a change in control, a director leaving the Board would be entitled to receive immediate payment of the present value of the full retirement benefit. A director who at any time acts in a manner contrary to the best interests of the Company risks forfeiture of the future retirement benefit.

During 1994 the Company and its Mexican subsidiaries received legal advice from the law firm of Santamarina y Steta, of which Mr. Steta is of counsel, and paid the firm a total of $453,675 for its services. The Company believes that all such services were provided on terms at least as favorable to the Company as those of comparable firms retained to provide similar legal services to the Company. It is expected that Santamarina y Steta will continue to provide legal services to the Company and its subsidiaries during 1995.



GILLETTE COMPARATIVE FIVE-YEAR INVESTMENT PERFORMANCE
The following chart compares the total return on $100 invested in Gillette common stock for the five-year period from December 31, 1989 through December 31, 1994 with a similar investment in the Standard & Poor's 500 Stock Index and with a peer group consisting of ten consumer products companies of generally similar size.


                   1989             1990              1991             1992              1993              1994
                   ----             ----              ----             ----              ----              ----
Gillette           $100             $130              $235             $241              $256              $326
Peer Group         $100             $118              $173             $159              $157              $175
S&P 500            $100             $ 97              $126             $136              $150              $152

Peer Group Companies:                       Bristol-Myers Squibb Company        Procter & Gamble Company
American Home Products Corporation          Colgate-Palmolive Company           Rubbermaid Incorporated
Avon Products, Inc.                         Johnson & Johnson                   Warner-Lambert Company
The Black & Decker Corporation              Pfizer Inc.


PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Overall Objectives and Programs
The objective of the Company's executive compensation program is to provide compensation that will attract and retain executives, to motivate each executive toward the achievement of the Company's short and long-term financial and other goals, as reflected in its statement of mission and values and in its strategic business plan, and to recognize individual contributions as well as overall business results. In order to achieve this objective, the primary focus of the Personnel Committee has been on the competitiveness of each of the key elements of executive compensation -- base salary, bonus and stock option grants -- and the compensation package as a whole. In general, the Committee also believes that total compensation should reflect the fact that the Company's performance compares very favorably with that of the peer group companies and with that of the broader group of companies represented in the Standard & Poor's 500 Stock Index.

Overall executive compensation is dependent upon performance against goals assigned to each executive under the Company's management by objectives program. These objectives are designed to further the Company's strategic business plan and mission and values. Objectives include quantitative factors that directly improve the Company's short-term financial performance, as well as qualitative factors that strengthen the Company's ability to enhance profitable growth over the long term, such as demonstrated leadership ability, management development, insuring compliance with law and Company policies, and anticipating and responding to changing market and economic conditions.

Each year the Committee reviews a report prepared by independent compensation consultants assessing the competitiveness of the Company's program for the past year with the peer group used for compensation comparisons ("the Compensation Peer Group") to determine whether the Company has achieved its executive compensation program objective and to help the Committee determine whether there is a need to make prospective adjustments in the compensation of executive officers. The Compensation Peer Group includes most of the companies listed on page 9, as well as a number of other companies with which the Company competes for executive talent. Despite the substantial similarities between the two groups, the companies included in the Compensation Peer Group are not identical to those included in the peer group index in the Investment Performance Graph included in this proxy statement because the Committee believes that the group of companies with which the Company competes for executive talent is broader than and not identical to that appropriate for comparing investment performance.

Over the last several years the Personnel Committee has sought to relate an increasingly greater percentage of total executive compensation directly to the financial performance of the Company and to the part each executive played in achieving that performance. This has resulted in a compensation package in which a greater portion of each executive officer's compensation is contingent upon the achievement of specific financial targets for the year. For 1994 the bonus represented approximately 39% of total direct compensation (base salary plus bonus), a proportion believed to be generally in line with that of the Compensation Peer Group.

It has also been the Committee's objective that, in any year in which a budgeted bonus pool is earned under the Incentive Bonus Plan and the Company's performance compares favorably with those shown on the Investment Performance Graph, the total direct compensation of the executive officers should be well above the median of direct compensation paid by the Compensation Peer Group. For the most recent period for which information is available, the total direct compensation of the executive officers was well above the median of direct compensation of the Compensation Peer Group.

The Personnel Committee approves the base salary of the executive officers and, at its discretion, awards bonuses under the Incentive Bonus Plan and grants stock options under the Stock Option Plan.

Base Salary
In determining the salary of an executive officer, a salary range is assigned under a worldwide system of job evaluation based upon the level of responsibility, the qualifications and experience required and the need to provide, together with the Incentive Bonus Plan, competitive direct compensation. Salary increases are based upon periodic reevaluations of these factors and the performance of the executive in meeting individually assigned objectives.

Incentive Bonus Plan
Under the Incentive Bonus Plan, the Personnel Committee establishes bonus pools based on budgeted goals set at the outset of the year relating to profit from operations, return on assets, and sales (weighted 70%, 15% and 15%, respectively, for 1994) and establishes the minimum, budgeted, and maximum Company-wide aggregate bonus pools that may be earned based upon the achievement of those Company goals. For 1995 the weighting of the factors remains unchanged.

In order for a bonus pool to be earned, a minimum profit from operations goal for the Company must be met. The actual amount of any pool is determined based upon the level of achievement of Company goals for the year. Company goals are translated to operating unit, staff and individual objectives and assigned to executives under the Company's management by objectives program. For the year 1994, the plan provided for awards ranging from 5% to 70% of year-end salary based upon the performance of each executive officer against individually assigned objectives for the year, with the Committee having discretion to award a higher amount under special circumstances.

At the time goals are set, a reserve equivalent to no more than 35% of the amount of the budgeted bonus pool may be established by the Committee from which bonuses may be awarded to eligible employees in operating units that achieve assigned objectives even if the overall minimum profit from operations goal for the Company is not met. In addition, the Committee may, within certain limits, carry forward a portion of the bonus pool earned in any year for its discretionary use in the future.

Stock Option Plan
Stock option grants are intended to provide long-term incentives for the achievement of the Company's strategic business plan and mission and values and to align the executive officers' interests with those of the shareholders. The Stock Option Plan is the Company's sole long-term incentive plan for executive officers. Under the plan, the Personnel Committee may award stock options for terms not to exceed ten years at no less than the fair market value of Gillette common stock on the date of grant. The size of any stock option grant is related to the individual's level of responsibility within the organization, and awards are made on a basis designed to be at or above the median value of grants under similar programs of companies in the Compensation Peer Group.

Other Benefits
In order to attract, motivate and retain employees, the Company also maintains a competitive benefits package, participation in which is not dependent upon performance. In general, executive officers participate on the same basis as other employees in the Company's broad-based employee benefit plans: the Employees' Savings Plans, the Employee Stock Ownership Plan, and the Retirement Plans. Information on these plans is provided on pages 14 through 17.

The executive officers, along with certain other executives, participate in an Executive Life Insurance Program and Estate Preservation Plan. Information on these programs is included in the footnotes to the Summary Compensation Table at page 14.

The Personnel Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code which, beginning in 1994, limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the CEO and the next four most highly compensated executive officers. It is the practice of the Committee to attempt to have all compensation treated as tax-deductible compensation wherever, in the judgement of the Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation is paid. Accordingly, the Stock Option Plan and Stock Equivalent Unit Plan, as amended by the Board of Directors and approved at the 1994 Annual Meeting of stockholders and the Stock Option Plan as proposed to be amended at this meeting, fulfill the requirements for treatment as tax deductible compensation.

The Committee has determined that to attempt to amend the Incentive Bonus Plan so that bonuses meet the definition of tax deductible compensation would require changes which would be contrary to the compensation philosophy underlying that plan and which would seriously impede the Committee's ability to administer the plan as designed in accordance with the judgement of the Committee. The Incentive Bonus Plan was deliberately designed so that individual bonuses were not to be dependent solely on objective or numerical criteria, thus allowing the Committee the flexibility to apply its independent judgement to reflect performance against qualitative strategic objectives.

Compensation of Chief Executive Officer
As Chairman and Chief Executive Officer, Mr. Zeien's compensation, like that of the other executive officers of the Company, is set in accordance with the foregoing policies.

Base Salary
Mr. Zeien's base salary represents an effort by the Personnel Committee, after consideration of data contained in a report from the independent compensation consultants, to place his base salary at or above the median of salaries of chief executive officers of the companies in the Compensation Peer Group.

Incentive Bonus Plan
Mr. Zeien is responsible for the entire scope of the Company's worldwide business. His 1994 bonus was based upon his successful leadership in managing the business and balancing the Company's long and short-term objectives as described below.

The Company's sales grew by 12%, to $6.07 billion in 1994, a record level. As compared to 1993 results before the effect of the 1993 realignment charges and the 1993 effect of mandated accounting changes, profit from operations in 1994 was $1,227 million, a 13% increase from the $1,087 million reported a year earlier; net income of $698 million was 18% higher than the $591 million of the same period in 1993; and earnings per common share rose at a rate of 18% over those of 1993. Return on average assets for 1994 held steady at 13%. The total market value of Gillette common stock increased by more than $3 billion to $16.6 billion as of the year ended December 31, 1994.

The Company's financial position improved in 1994, with net debt declining 17% to $1,041 million and stockholders' equity increasing 36% to $2,017 million. These improvements were recognized by the major credit agencies raising the Company's long-term debt ratings to Aa3 (Moody's) and AA- (Standard & Poor's) and the Company's commercial paper rating to A1+ (Standard & Poor's).

Significant progress was made during 1994 toward achievement of the Company's long-term growth goals -- clear worldwide leadership in core business categories and geographic expansion. The Company's continuing emphasis on technology-driven new products also continued to be apparent in 1994. In addition to strong growth in the newer geographic areas, a steady stream of new products was launched during the year. Investment in the three principal "growth drivers" -- research and development, capital spending and advertising -- in combination rose 14% over 1993 levels, exceeding the Company's sales growth rate, partly as a result of the reinvestment of funds made available by the realignment program announced in January 1994. As an indicator of the effectiveness of this investment in "growth drivers", 45% of the Company's 1994 sales came from products introduced in the last five years. The realignment program, with minor exceptions, is being implemented, and realignment activities are planned to be ongoing through the fourth quarter of 1995.

Mr. Zeien is also responsible for insuring the Company's compliance with applicable laws and Company policies.

Stock Option Plan
The 1994 stock option grant to Mr. Zeien was based upon the Committee's judgement that stock options are designed as the Company's sole long-term incentive for executive officers and that the option granted, which was increased from 75,000 shares to 100,000 shares in 1994 after having remained unchanged in 1993 compared to the prior year, represents an amount believed by the Committee to be competitive in value with long-term incentives granted other chief executive officers of the companies in the Compensation Peer Group.

Incentive  Payment  and  Award


At meetings on February 16, 1995, the Executive Committee recommended and the Board of Directors approved a plan to have Mr. Zeien, at the request of the Board, remain as Chairman of the Board and Chief Executive Officer of the Company and not retire from the Company on his normal retirement date of March 1, 1995, after which, if retired, he would receive pension payments under the Company's Retirement Plan as described at page 16. In order to provide an incentive to Mr. Zeien to continue his employment in these capacities, the Personnel Committee recommended and the Board approved a payment to Mr. Zeien of $500,000 if he continues as Chairman of the Board and Chief Executive Officer of the Company through March 1, 1996, with any such amount being payable to Mr. Zeien after his retirement, and made an option grant to Mr. Zeien effective February 21, 1995, of 75,000 shares at an exercise price of $78.88 per share, the fair market value of the stock on that date, which will become exercisable on February 21, 1996. The independent compensation consultants for the Company have advised the Personnel Committee that both the design and the level of this additional compensation for Mr. Zeien are well within current marketplace practices in similar situations.

                                       Richard R. Pivirotto
                                       (Chairman)
                                       Wilbur H. Gantz
                                       Herbert H. Jacobi
                                       Alexander B. Trowbridge

EXECUTIVE COMPENSATION
The following table sets forth all compensation earned by or paid or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown.

Summary Compensation Table
                                                                                             Long-Term
                                          Annual Compensation                               Compensation
                             ----------------------------------------------------     -------------------------
                                                                      Other           # of Stock      Long-Term
                                                                      Annual            Options       Incentive        All Other
Name and Principal Position  Year   Salary          Bonus         Compensation<F1>      Granted       Payouts<F2>   Compensation<F3>
- ---------------------------  ----   ------          -----         ---------------       -------       ----------    ---------------

Alfred M. Zeien              1994   $1,000,000      $1,000,000          --                  100,000       --           $147,110
Chairman and Chief           1993      908,333         675,000          --                   75,000       --            157,273
  Executive Officer          1992      780,000         600,000          --                   75,000       --             95,961

Joseph E. Mullaney           1994      445,000         200,000          --                   25,000       --             52,287
Vice Chairman of the         1993      415,000         180,000          --                   25,000       --             55,238
  Board                      1992      390,500         170,000          --                   25,000       --             32,101

Michael C. Hawley            1994      377,917         250,000       $  5,488                32,000       --             38,864
Executive Vice President     1993      324,600         190,000        228,233                22,500       --             33,371

Jacques Lagarde              1994      473,750         240,000        109,399                32,000       --             43,084
Executive Vice President     1993      417,250         170,000            772                30,000      $ 74,053        46,049

Robert J. Murray             1994      510,000         315,000          1,567                34,000       229,930        54,837
Executive Vice President     1993      470,000         265,000         14,135                32,000       385,267        52,824
                             1992      435,000         230,000          3,654                32,000       436,517        41,451

- -----------

<F1>Other Annual Compensation  amounts represent taxes reimbursed by the Company relating to non-deductible relocation expenses incurred by the named individuals.
<F2>Long-Term  Incentive  Payouts  represent Stock  Equivalent Unit Plan amounts paid or payable but deferred with respect to segments of awards vesting in 1994, plus amounts representing the growth in 1994 on prior years' deferrals. Awards granted to executive officers after 1984 were contingent upon the achievement of future performance goals. In 1990, it was decided to utilize larger grants of stock options as long-term incentives for executive officers and to discontinue granting Stock Equivalent Unit Plan awards to this group of officers.
<F3>The  amounts  reported  as All  Other  Compensation  include  the  following payments or accruals under the Company's benefit and incentive plans:

    (i) Company contributions during 1994 under the Employees' Savings Plan and Supplemental Savings Plan as follows: Mr. Zeien $50,000, Mr. Mullaney $31,250, Mr. Hawley $23,967, Mr. Lagarde $32,188 and Mr. Murray $25,500. Under the plans, the Company contributes 50 cents for each dollar up to a maximum of 10% of salary and bonus saved by participants. In general, regular U.S. employees are eligible to participate. Certain limitations on the amount of benefits under tax-qualified plans such as the Employees' Savings Plan were imposed by the Employee Retirement Income Security Act of 1974, the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1986 and the Revenue Reconciliation Act of 1993. The Company adopted the
          Supplemental Savings Plan, as permitted by law, for the payment of amounts to employees who may be affected by those limitations, so that, in general, total benefits will continue to be calculated as before on the basis approved by the stockholders.

    (ii) Savings plan equivalents credited on 1994 Incentive Bonus Plan deferrals as follows: Mr. Zeien $50,000 and Mr. Murray $15,750. Before being selected to receive a bonus, participants have the option to defer until a future year or retirement, or until an earlier change in control, payment of all or a portion of any bonus that may be awarded. Savings plan equivalents represent amounts which would have been credited as Company contributions under the Employees' Savings Plan or Supplemental Savings Plan had payment of the bonuses not been deferred.

    (iii) The value of Series C ESOP preferred shares allocated under the Employee Stock Ownership Plan ("ESOP") to each of their accounts as follows: Mr. Zeien $3,413, Mr. Mullaney $3,413, Mr. Hawley $3,504, Mr. Lagarde $3,413 and Mr. Murray $3,413. The ESOP was adopted in January 1990 as part of the Company's modified U.S. retiree medical benefit program. Since September 30, 1990, Series C ESOP preferred shares have been allocated quarterly to the accounts of eligible employees, generally on the basis of an equal amount per participant. In general, regular U.S. employees participate in the ESOP after completing one year of service with the Company.

    (iv) Company cost for the Executive Life Insurance Program as follows: Mr. Zeien $27,450, Mr. Mullaney $4,574, Mr. Hawley $2,385, Mr. Lagarde $556 and Mr. Murray $2,742. The program provides coverage during employment equal to four times annual salary, subject to a $600,000 minimum and a $2,000,000 maximum, with the participant paying the premium for coverage equal to two times salary or $250,000, whichever is less. During retirement, a Company-paid death benefit equal to annual salary, subject to a $150,000 minimum and a $500,000 maximum, continues in effect for the life of the participant.

    (v) Company cost for the Estate Preservation Plan as follows: Mr. Zeien $16,247, Mr. Mullaney $13,050, Mr. Hawley $9,008, Mr. Lagarde $6,927
          and Mr. Murray $7,432. The executive officers, as well as certain other officers, may participate in the Estate Preservation Program, under which the Company and the executive officer will share equally the cost of life insurance in the amount of $1,000,000 payable on the death of the survivor of each executive and his or her spouse, with the Company recovering its contribution at the end of a 15-year period, or if earlier, when the survivor of the executive and the executive's spouse dies.


Stock Options Granted in 1994
                                        Individual Grants                                            Grant Date
- -------------------------------------------------------------------------------------------------       Value
                                      % Of Total                                                   ---------------
                                    Options Granted                                                  Grant Date
                     Number of       To Employees            Per Share                              Present Value
Name              Options Granted       In 1994           Exercise Price<F1>     Expiration Date        ($)<F2>
- ----              ---------------   --------------        -----------------      ---------------        -------
Alfred M. Zeien       100,000            6.11%                $68.00               06/15/04          $2,161,000
Joseph E. Mullaney     25,000            1.53%                 68.00               06/15/04             540,250
Michael C. Hawley      32,000            1.95%                 68.00               06/15/04             691,520
Jacques Lagarde        32,000            1.95%                 68.00               06/15/04             691,520
Robert J. Murray       34,000            2.08%                 68.00               06/15/04             734,740

- --------------
<F1> The  exercise  price of a stock  option is equal to the average of the high and the low prices of Gillette shares traded on the date the option is granted. Payment upon exercise is made in cash or in shares of the Company's common stock or partially in cash and partially in shares.
<F2> Options were valued using a Black-Scholes-based option pricing model, which generates a theoretical value based upon certain factors and assumptions. Therefore, the value which is calculated is not intended to predict future prices of the Corporation's common stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with the Company, since options remain exercisable for only a limited period following retirement, death or disability. There can be no assurance that the values reflected in this table or any other value will be achieved. In addition to stock value at the date of grant and the exercise price, which are identical, and the ten-year term of each option, the following assumptions were used to calculate the values reflected in the table: stock price volatility of 24% based on a one year daily stock price history, dividend yield of 1.2% based on the most recent quarter's annualized yield, and risk-free rate of return of 7% equal to the yield on a 10-year U.S. Treasury bond with a maturity matching the option term. The assumptions and calculations used were provided by independent compensation consultants.

Options become exercisable one year from the date of grant. The options granted in 1994 become exercisable on June 16, 1995. At the time of grant, options may be designated as incentive stock options ("ISOs"), a type of option authorized under the 1981 amendments to the Internal Revenue Code. Options not so designated are granted as "non-ISOs". Options generally remain exercisable for ten years from the date of grant provided the recipient remains employed throughout that period. The post-retirement exercise period for employees is generally three months for an ISO, two years for a non-ISO granted before 1994 and three years for a non-ISO granted after 1993. If termination of employment occurs within one year after a change in control, as that term is described at page 17, any options held by the optionee that were not otherwise exercisable when employment ceased would become immediately exercisable.

Aggregated Stock Option Exercises During 1994 And 1994 Year-End Stock Option Values
                                                                                              Total Value
                                                                                             Of Unexercised
                        Number Of                            Number Of Unexercised         In-The-Money Stock
                    Shares Underlying        Value             Stock Options Held           Options Held At
Name                Options Exercised     Realized<F1>         At Fiscal Year-End           Fiscal Year-End
- ----                -----------------     -----------    ------------------------------     ---------------
Alfred M. Zeien          64,358            $2,664,695    Exercisable            245,000        $8,200,075
                                                         Unexercisable          100,000           712,500
Joseph E.                11,500               570,025    Exercisable             91,500         3,304,328
Mullaney                                                 Unexercisable           25,000           178,125
Michael C.                    0                     0    Exercisable             54,000         1,727,140
Hawley                                                   Unexercisable           32,000           228,000
Jacques Lagarde               0                     0    Exercisable             97,500         3,511,598
                                                         Unexercisable           32,000           228,000
Robert J. Murray          1,000                43,280    Exercisable            136,800         5,073,736
                                                         Unexercisable           34,000           242,250

- ---------
<F1>The amounts  shown are the total  values  realized  by the named  persons on exercises of options held for periods ranging from 5 to 8 years. The annualized values for the options exercised, calculated by dividing the total value realized by the number of years from the date of grant to the date of exercise, are as follows: Mr. Zeien $526,303, Mr. Mullaney $99,213 and Mr. Murray $5,410.

RETIREMENT PLAN
The following table sets forth the total annual pension benefits payable in the form of a straight-life annuity before reduction for social security benefits for employees who retire at or after age 65 under the Company's Retirement Plan and Supplemental Retirement Plan.
                                              Annual Pension
                                    ---------------------------------------
    Average Annual Compensation     15 Years    20 Years
         Used as Basis for             of          of      25 Years or More
         Computing Pension          Service     Service       of Service
  -------------------------------   --------    --------    ---------------
            $  400,000              $120,000    $160,000       $200,000
               600,000               180,000     240,000        300,000
               800,000               240,000     320,000        400,000
             1,000,000               300,000     400,000        500,000
             1,200,000               360,000     480,000        600,000
             1,400,000               420,000     560,000        700,000
             1,600,000               480,000     640,000        800,000
             1,800,000               540,000     720,000        900,000

In general, the benefit upon retirement at or after age 65 with 25 years or more of service is equal to 50% of the employee's average annual compensation (salary plus bonus, if any, as reported in the Summary Compensation Table at page 13) during the five calendar years of highest compensation included in the last ten calendar years of employment, minus 75% of primary social security benefits.

Certain limitations on the amount of benefits under tax-qualified plans, such as the Retirement Plan, were imposed by the Employee Retirement Income Security Act of 1974, the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1986 and the Revenue Reconciliation Act of 1993. The Company adopted the Supplemental Retirement Plan, as permitted by law, for the payment of amounts to employees who may be affected by those limitations, so that, in general, total benefits will continue to be calculated on the basis approved by the stockholders, as described above.

As of December 31, 1994, the persons named in the Summary Compensation Table at page 13 had the following years of service under the Retirement Plan: Mr. Zeien 27 years; Mr. Mullaney 23 years; Mr. Hawley 31 years; Mr. Lagarde 24 years and Mr. Murray 34 years.

Change in Control and Severance Arrangements
The Board of Directors has adopted a severance pay and benefit arrangement to become effective in the event of a change in control. In general, the arrangement would obligate any acquirer to continue long-standing Gillette practice regarding severance payments to terminated employees. Severance payments to U.S. employees whose employment is terminated under certain circumstances after a change in control would be based on seniority and position level, subject to a minimum for certain key employees, including certain executive officers. Severance payments to employees in foreign countries would comply with local law and follow past Gillette practice.

The maximum amount payable under the severance pay arrangement, including any benefit plan payments resulting from a change in control, is 2.99 times average annual compensation for the five-year period preceding termination of employment. For most employees, including the named persons, it is unlikely that payments would reach the maximum. The aggregate of severance pay excluding benefit plan payments to the persons named in the Summary Compensation Table at page 13 on December 31, 1994, in the event of a change in control on that date, would have been $5,730,000, or 2 times the amount of their base salary on that date. In general, benefit plan payments resulting from a change in control are dependent upon salary, but vary with seniority and position level.

A change in control is defined in certain of the Company's benefit plans and, in general, means those events by which control of the Company passes to another person or corporation. Those events include a purchase of the Company's stock pursuant to a tender offer, the acquisition of 20% or more of the Company's stock by a person or group, a merger, or a sale of substantially all of the assets of the Company. In addition, a change in control would occur if, during any two-year period, the individuals who were serving on the Board of Directors of the Company at the beginning of the period or who were nominated for election or elected to the Board during the period with the affirmative vote of at least two-thirds of such individuals still in office, ceased to constitute a majority of the Board.

Benefits generally comparable to those applicable in the event of a change in control of the Company have been extended to employees, including officers, whose employment terminates pursuant to the Company's Realignment Plan announced in January 1994.

3. AMENDMENT TO ARTICLE 4 OF THE CERTIFICATE OF INCORPORATION
ADDITIONAL  COMMON  STOCK -- STOCK  SPLIT  IN THE  FORM OF A 100%  COMMON  STOCK
DIVIDEND
The Board of Directors recommends an amendment to the Certificate of Incorporation which would increase the authorized $1 par value common stock from 580,000,000 shares to 1,160,000,000 shares. Subject to the approval of this amendment by the stockholders, the Board has authorized the issuance to stockholders of record on June 1, 1995, of one additional $1 par value share of common stock as a dividend on each issued common share. The Board of Directors believes that the stock split in the form of a 100% common stock dividend, is in the best interests of the stockholders because it will place the market price of the common stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the stock and more widespread ownership of the Company.


The authorized common stock was last increased in 1991, when the stockholders approved an amendment to the Certificate of Incorporation increasing the authorized common stock by 290,000,000 shares to the present 580,000,000 shares, with the authorized preferred stock remaining at the present 5,000,000 shares. As of March 1, 1995, of the authorized preferred stock, 400,000 shares were reserved for issuance as Series A Junior Convertible Preferred Shares in connection with the Corporation's Preferred Stock Purchase Rights Plan; 162,823 were the Series C ESOP Convertible Preferred Shares described on page 14; and the remaining 4,437,177 authorized preferred shares were uncommitted. Of the authorized common stock, 285,441,923 shares were uncommitted as shown on page 18.

                                  Common Stock
                                                      As of March 1, 1995         Pro Forma
                                                       Before Amendment        After Amendment
                                                    -----------------------  -------------------
Authorized                                                580,000,000           1,160,000,000
Issued and Outstanding                                   (221,523,587)           (443,047,174)
Held in Treasury                                          (57,669,611)           (115,339,222)
Reserved for issuance:
  Stock Option Plan                                       (11,932,394)            (23,864,788)
  Stock Purchase Plan                                        (151,019)               (302,038)
  Series C ESOP Convertible Preferred Stock                (3,256,466)             (6,512,932)
  Outside Directors' Stock Ownership Plan                     (25,000)                (50,000)
                                                          -----------           -------------
Unissued and unreserved                                   285,441,923             570,883,846
                                                          ===========           =============


The number of common shares reserved for issuance upon the conversion of the Company's convertible preferred shares and under the Stock Option, Stock
Purchase and Outside Directors' Stock Ownership Plans will be adjusted as appropriate to reflect the stock split in the form of a 100% stock dividend, if the amendment is approved. Otherwise, no specific transaction is now contemplated which would result in the issuance of additional shares. However, it is the Company's policy to explore on a continuing basis favorable acquisition and financing possibilities which could at any time lead to the issuance of shares of the Company's stock. In addition, it is desirable to have authorized stock available for possible additional future stock dividends or stock splits or for other corporate purposes.

Accordingly, it is proposed to amend the first paragraph of Article 4 of the Company's Certificate of Incorporation to read as follows:

     "4.  The  total  number  of  shares  of all  classes  of  stock  which  the corporation  shall  have  authority  to issue is One  Billion  One  Hundred
     Sixty-Five Million (1,165,000,000) shares, of which Five Million (5,000,000) shares shall be shares of the class of Preferred Stock without par value (hereinafter called "Preferred Stock"), and One Billion One Hundred Sixty Million (1,160,000,000) shares shall be shares of the class of Common Stock with the par value of $1 per share (hereinafter called "Common Stock")."

The Board of Directors would have sole discretion to issue the additional shares of common stock from time to time for any corporate purpose, including in reaction to any unsolicited acquisition proposal, without further action by the stockholders. The terms of any one or more additional series of preferred stock, including dividend rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters would also be determined solely by the Board of Directors. Any preferred stock issued would be senior to common stock with respect to dividends, liquidation rights and other attributes. Holders of stock of the Company are not now and will not be entitled to preemptive rights.


In  connection  with the stock  split in the form of a 100%  stock  dividend,  a transfer of $1 for each additional share of common stock issued, or approximately $280,000,000, will be made from the Company's additional paid-in capital account to its common stock account as of June 1, 1995, the date on which stockholders of record will be entitled to the additional shares, so that the additional shares to be issued will be fully paid. The amounts so transferred will no longer be legally available for distribution to stockholders as dividends; however, it is estimated that the amount of surplus which will be legally available for dividends after this transfer will exceed $1 billion.


Following the increase of capital in the common stock account becoming effective, certificates representing the additional shares will be distributed by the Corporation to stockholders of record as of June 1, 1995, without any further action by the stockholders.

The Corporation will apply for listing on the New York Stock Exchange and other exchanges on which the Company's shares are listed of the additional shares of common stock to be issued. As a result of the proposed stock split in the form of a 100% stock dividend, brokerage commissions and transfer taxes on any subsequent trades of the stock may increase.

In the opinion of counsel for the Company, the adoption of the proposed amendment and the issuance of the additional shares in connection with the stock split in the form of a 100% stock dividend will result in no gain or loss or any other form of taxable income for United States federal income tax purposes. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares in connection with the stock split in the form of a 100% stock dividend, and stockholders subject to those laws are urged to consult their tax advisors.

Recommendation  of the  Board  of  Directors
An affirmative majority of the votes entitled to be cast at the meeting is required for approval of the proposed amendment to Article 4 of the Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO ARTICLE 4 OF THE CERTIFICATE OF INCORPORATION, WHICH IS DESIGNATED AS PROPOSAL 3 ON THE ENCLOSED PROXY.

4. PROPOSED AMENDMENT OF THE 1971 STOCK OPTION PLAN
Subject to the approval of the stockholders, the Board of Directors, on the recommendation of its Personnel Committee, has amended the 1971 Stock Option Plan. The proposed amendment increases from 100,000 to 200,000 the number of shares upon which options can be granted to any participant in any calendar year. The 100,000 share limit was added to the plan in 1994. This amendment was made to comply with the requirement of Section 162(m) of the Internal Revenue Code which requires that the plan provisions indicate a maximum annual option grant per individual in order to qualify for treatment as tax-deductible compensation. The proposed amendment does not increase the total number of shares upon which stock options may be granted under the plan or make any other changes to the plan.

Since 1990 the Company has utilized larger grants of stock options as long-term incentives for executive officers and certain other high-level employees of the Company in lieu of Stock Equivalent Unit Plan awards previously made to these groups. If approved, the amendment will provide greater flexibility to the Company in continuing to give increased weight to the long-term incentive component of overall compensation. The Board of Directors is of the opinion that the Stock Option Plan has helped the Company compete for, motivate and retain high caliber directors, executives and other key employees, and that it is in the best interests of the Company to amend the plan as proposed. In particular, the amendment would permit future option grants to Mr. Zeien of a size consistent with the existing policies and practices outlined in the Personnel Committee Report on Executive Compensation on pages 9 through 13. This would not otherwise be possible because of the special award to him described on page 21.

The material provisions of the plan and other information relating to the plan are described below and in the New Plan Benefits table on page 21.


The plan is administered by the Personnel Committee which, in its discretion, but subject to a limit of 100,000 shares upon which options may be granted to any participant in any calendar year, may award options for terms up to ten years to purchase the common stock of the Company to selected key salaried employees of the Company and its subsidiaries, including those who may also serve as officers or directors. The proposed amendment would increase this limit to 200,000 shares upon which options may be granted to any participant in any calendar year. At any given time, the group of employees eligible to receive options is expected to represent approximately 3% of all employees. Options have been granted to employees at not less than the fair market value of the Company's stock on the date of grant and are exercisable as determined by the Committee, except that options must be exercised within ten years from the date of grant. All outstanding options have ten-year terms and are exercisable commencing one year from the date of grant, provided the optionee is still an employee.


In 1992 the plan was amended to provide for an automatic annual option grant for the purchase of 1,000 shares of the common stock of the Company to each non-employee director of the Company at the fair market value of the stock on the date of grant. Upon the election of directors at the 1995 Annual Meeting of the stockholders, there will be nine non-employee members of the Board of Directors.

The date of grant for options granted to non-employee directors is fixed under the terms of the plan as the second business day after the annual meeting of stockholders. Options granted to non-employee directors are similar to those available to key salaried employees except that the timing of option grants, the number of shares granted, the option price of each grant and certain other provisions are fixed by the plan. In contrast, the timing and terms of option grants made to employees are subject to the discretion of the Personnel Committee. The Committee may designate options granted to employees (including officers and employee directors) as incentive stock options ("ISOs"), a type of option authorized under the 1981 amendments to the Internal Revenue Code. Options not so designated are granted as "non-ISOs". Options granted to non-employee directors are designated as non-ISOs.

Options generally remain exercisable for a limited period following the termination of employment of an employee optionee, including an employee who may be an officer or a director. The post-retirement exercise period of a non- ISO is three years for options granted after 1993 (two years for options granted prior to 1994), unless a shorter period is specified by the Personnel Committee. The comparable period for an ISO is three months. If the termination of employment occurs within one year after a change in control, any options held by the employee optionee that were not otherwise exercisable when employment ceased will become immediately exercisable. Non-employee director options remain exercisable following termination of Board membership on a basis generally comparable to non-ISOs granted to employees and similarly become immediately exercisable upon termination of Board membership within one year after a change in control.

Shares delivered on the exercise of an option may be either authorized and unissued shares or treasury shares. Payment on exercise is made in cash or, at the discretion of the Secretary of the Personnel Committee, in shares of the Company's common stock or partially in cash and partially in shares. An employee who is not an officer or a director of the Company may pay the purchase price in cash installments over a five-year period at a rate no less than the minimum rate of interest provided under the Internal Revenue Code for such compensation related loans. On approval by the Board of Directors, options may provide for a loan, guarantee or other assistance by the Company. No such loan, guarantee or other assistance has been provided to any officer or employee director while serving in that capacity or to any non-employee director.

The Board may terminate the plan or may amend it or any outstanding option, but stockholder approval is required to increase the number of shares available under the plan, to increase the maximum annual grant per participant, to reduce the price at which options may be granted to below 95% of the fair market value on the date of grant, to reduce the option price of outstanding options, to extend the term of an option beyond ten years, to extend the period during which options may be granted or to amend those provisions of the plan relating to options granted to non-employee directors. No amendment may adversely affect the rights of any optionee under an outstanding option or, after a change in control, may deprive an optionee of a right which became operative upon a change in control. In the event of changes resulting from stock dividends, stock splits or exchange rights, the number of shares subject to the plan may be adjusted by the Board.


Federal  Income Tax  Consequences  Upon  Issuance and Exercise of Options

After consultation with tax counsel, the Company is of the opinion that:

An optionee does not realize any taxable income under the Internal Revenue Code upon the grant of an option.

The exercise of a non-ISO results in immediate taxable income to the optionee in an amount equal to the difference between the option price and the market price on the date of exercise. This same amount is deductible by the Company as compensation, provided income taxes are withheld from or deposited by the optionee.

The exercise of an ISO results in no tax consequences either to the optionee or the Company. Although the difference between the option price and the market price on the date of exercise is not taxable to the optionee upon exercise, it is a tax preference item, which, under certain circumstances, may give rise to an alternative minimum tax liability on the part of the optionee.

The sale within one year of stock acquired by the exercise of an ISO will be deductible by the Company as compensation in an amount equal to the difference between the option price and the lesser of the market price on the date of exercise or the net proceeds of the sale. The sale of stock acquired through the exercise of an ISO held for more than one year after exercise does not result in such a deduction for the Company.


As options expire unexercised they again become available for grant. On March 1, 1995, options on 5,573,442 shares, granted at option prices ranging from $7.39125 to $78.88 per share after adjustment for stock splits (a weighted average price of $47.39 per share), will expire at various dates up to February 20, 2005.

The closing price of the common stock of the Company on March 1, 1995, as quoted on a composite basis, was $79.375.


NEW PLAN BENEFITS
Other than stock option grants to outside directors, the benefits or amounts that will be received or allocated in the future under the Stock Option Plan are not determinable. The table below indicates the number of shares granted under the plan for the year 1994.

                                                            Stock Option Plan
                                                                Number of
  Name and Position                                          Shares Granted*
  -----------------                                          ---------------
  Alfred M. Zeien                                                 100,000
  Chairman and Chief Executive Officer
  Joseph E. Mullaney                                               25,000
  Vice Chairman of the Board
  Michael C. Hawley                                                32,000
  Executive Vice President
  Jacques Lagarde                                                  32,000
  Executive Vice President
  Robert J. Murray                                                 34,000
  Executive Vice President
  All current executive officers as a group                       264,500
  All non-executive outside directors as a group                    9,000
  All non-executive officer employees as a group                1,373,200
- ---------
*See also Stock Options Granted and Aggregated Stock Option Exercises tables on pages 15 and 16 and the Personnel Committee Report on Executive Compensation on pages 9 through 13.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE 1971 STOCK OPTION PLAN, WHICH IS DESIGNATED AS PROPOSAL NO. 4 ON THE ENCLOSED PROXY.

5. APPOINTMENT OF AUDITORS
On the recommendation of the Audit Committee of the Board of Directors, the Board has appointed KPMG Peat Marwick LLP as auditors for the year 1995, subject to approval by the stockholders. KPMG Peat Marwick LLP has audited the books of the Company for many years.

Representatives of KPMG Peat Marwick LLP will attend the 1995 Annual Meeting of the stockholders, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders. Should the appointment of auditors be disapproved by the stockholders, the Board of Directors will review its selection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 5 ON THE ENCLOSED PROXY.

SOLICITATION OF PROXIES
The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. The Company has retained Georgeson & Company Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above at a cost of $20,000 plus reasonable expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. In addition, directors, officers and other regular employees of the Company may request the return of proxies by telephone or telegram, or in person.


VOTING OF PROXIES
Under the by-laws of the Company, as permitted by Delaware law, the required quorum for the meeting is 33 1/3% in interest of the shares outstanding and entitled to vote at the meeting, a plurality of the votes properly cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office, an affirmative majority of the votes entitled to be cast at the meeting is required for approval of proposal 3 and an affirmative majority of the votes properly cast at the meeting in person or by proxy is required for approval of proposals 4 and 5.

When your proxy is returned properly signed, the shares represented will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted for proposals 1 through 5. If a proxy or ballot indicates that a stockholder, broker, or other nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal although such shares will be counted as in attendance at the meeting for purposes of a quorum. Abstentions will not be reflected in the final tally of the votes cast with regard to whether the Election of Directors (Proposals 1 and 2) or the Appointment of Auditors (Proposal 5) are approved under Delaware law and the by-laws of the Company. However, abstentions and broker non votes will have the effect of a negative vote in determining whether the proposed amendment to the Certificate of Incorporation (Proposal 3) is approved under Delaware law and the by-laws of the Company, because that proposal requires an affirmative majority of the votes entitled to be cast at the meeting for approval. Abstentions will also have the effect of a negative vote in determining whether the proposed amendment to the 1971 Stock Option Plan (Proposal 4) has been approved by the shareholders for purposes of Rule 16 b-3 of the Securities and Exchange Commission, because that Rule requires approval by the affirmative vote of a majority of the shares present or represented by proxy at the meeting in order for transactions under such plans to be exempt from its application. For purposes of Rule 16 b-3, broker non votes, although counted for quorum purposes, will have no other effect.

CONFIDENTIAL VOTING
The Board of Directors has determined that the Company's confidential voting policy employed for the last several years will apply to the Corporation's annual meeting. The Company's policy requires that proxies and ballots be kept confidential from officers, directors and employees of the Company and from third parties. Certain outside agents, such as those serving as proxy solicitors, who have agreed to comply with this policy, but not Company employees, directors or officers, may be permitted access to proxies and ballots to facilitate their participation in soliciting proxies and conducting the meeting. The policy will not prevent Company officers, directors or other employees or representatives from determining which stockholders have not voted so that they could be urged to vote. The policy will not apply in the event of a proxy contest or other solicitation based on an opposition proxy statement.

ANNUAL REPORT
The Annual Report of the Company for the year ended December 31, 1994, is being mailed with this proxy statement.

STOCKHOLDER  PROPOSALS
Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1996 Annual Meeting must be received by the Company in advance of November 18, 1995.

In general, stockholder proposals intended to be presented at an annual meeting, including proposals for the nomination of directors, must be received by the Company 60 days in advance of the meeting, or prior to February 19, 1996, to be considered for the 1996 Annual Meeting. The requirements for submitting such proposals are set forth in the Company's by-laws.

OTHER  MATTERS
Except for matters described in this proxy statement, the Board of Directors does not know of any matter that will or may be presented at the meeting. With respect to any such proposals not now known to the Board of Directors, the persons named as proxies intend to vote the shares they represent in accordance with their judgement.

THE GILLETTE COMPANY                                   PRUDENTIAL TOWER BUILDING
                                                       BOSTON, MA  02199

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY


The  undersigned  (a) revokes all prior proxies and appoints and authorizes Jill
C. Richardson and Robert E. DiCenso and each of them with power of substitution, as the Proxy Committee, to vote the stock of the undersigned at the 1995 Annual Meeting of the stockholders of The Gillette Company on April 20, 1995, and any adjournment thereof, as specified on the reverse side of this card on proposals 1 through 5 and in their discretion on all other matters coming before the meeting and, if applicable, (b) directs, as indicated on the reverse, the voting of the shares allocated to the account(s) of the undersigned at the 1995 Annual Meeting and at any adjournment thereof. Plan shares for which no directions are received, and ESOP and GESOP shares which have not been allocated to participant accounts, will be voted on each issue in proportion to those shares allocated to participant accounts of the same plan for which voting instructions on that issue have been received. Each trustee is authorized to vote in its judgment or to empower the Proxy Committee to vote in accordance with the Proxy Committee's judgment on such other business as may properly come before the meeting and any adjournment thereof.


     (Important - To be signed and dated on reverse side) SEE REVERSE SIDE

This proxy will be voted as directed by the stockholder, but if no choice is specified, it will be voted FOR proposals 1 through 5.


                                       The Board of Directors recommends a vote FOR proposals 1 through 5.

1.   Election of directors for 3-year terms
W.H. Gantz, R.R. Pivirotto, J.M. Steta, A.M. Zeien                                               FOR        AGAINST        ABSTAIN

     For All Nominees      Withhold from all Nominees         3.  Approval of amendment to
                                                                  Certificate of Incorporation   ____        ____            ____
         -----             -----

For, except withhold vote from the following nominee(s).      4.  Amendment of the 1971
                                                                   Stock Option Plan             ____        ____            ____
        ---------------------------------
                                                              5.  Approval of the appointment
                                                                   of KMPG Peat Marwick LLP as
2.   Election of M.C. Hawley as a director for a 2-year term:      Auditors.                     ____        ____            ____

     For                   Withhold

     ------                -----